Exhibit 16.1

SEALE AND BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

January 13, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Seale and Beers, CPAs was previously principal accountant for Gazoo Energy Group, Inc. but never audited or reviewed any of the financial statements of the Company prior to our resignation on January 7, 2010.

We have read the Company's statements included under Exhibit 16.1 of its Form 8-K dated January 13, 2010, and we agree with such statements contained therein, we cannot confirm or deny any information concerning the Company’s relationship with Moore and Associates, Chartered

We also have no knowledge of the Company’s consultations with their successor auditor, De Joya Griffith & Company, LLC or lack thereof.

Sincerely,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs